Exhibit 10.21

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

ASSET TRANSFER AND LICENSE AGREEMENT

by and between

Coherent, Inc.

and

Luna Innovations Incorporated

Dated December 12, 2006

7.	REPRESENTATIONS AND WARRANTIES		15
	7.1	Representations and Warranties of Coherent	15
	7.2	Representations and Warranties of Luna	18

8.	CONDITIONS CONCURRENT		18
	8.1	Effectiveness of Luna’s Obligations	18
	8.2	Effectiveness of Coherent’s Obligations	19

9.	OTHER COVENANTS AND AGREEMENTS		19
	9.1	Additional Documents and Further Assurance	19
	9.2	Confidential Information	19
	9.3	Insurance	20
	9.4	Cooperation in Litigation	20
	9.5	Cooperation Regarding Training Obligations	21

10.	LIMITATIONS OF LIABILITY		21
	10.1	Total Liability	21
	10.2	EXCLUSION OF DAMAGES	21
	10.3	Failure of Essential Purpose	21

11.	TERM AND TERMINATION		21
	11.1	Term	21
	11.2	Termination	21
	11.3	Notice of Termination	22
	11.4	Effect of Termination	22

12.	GENERAL		22
	12.1	Force Majeure	22
	12.2	No Agency	22
	12.3	Fees and Expenses	23
	12.4	Attorneys’ Fees	23
	12.5	Notices	23
	12.6	Governing Law	23
	12.7	Injunctive Relief	24
	12.8	Waiver	24
	12.9	Assignment	24
	12.10	Severability	24
	12.11	Entire Agreement	24
	12.12	Amendments	24
	12.13	Exports	25
	12.14	No Third Party Rights	25
	12.15	Exhibits and Schedules	25
	12.16	Public Announcements	25
	12.17	Acknowledgement	25
	12.18	Counterparts	25

ii

Schedules:

Schedule 1.1(e)	Clean Room Schedule
Schedule 1.1(bb)	Licensed Patents
Schedule 1.1(tt)	Bill of Material for Transferred Lasers
Schedule 2.1	Transferred Assets
Schedule 2.2	Excluded Assets
Schedule 3.3	Prior License Restrictions
Schedule 7.1(i)	Individuals

iii

ASSET TRANSFER AND LICENSE AGREEMENT

This Asset Transfer and License Agreement (this “Agreement”) is entered into as of December 12, 2006 (the “Effective Date”) by and between Coherent, Inc., a Delaware corporation with a place of business at 5100 Patrick Henry Drive, Santa Clara, California 95054 (“Coherent”) and Luna Innovations Incorporated, a Delaware corporation with offices at 1703 S. Jefferson Street, SW, Suite 400, Roanoke, Virginia 24014 (“Luna”) (each, a “Party;” together, the “Parties”).

RECITALS

A. Coherent operates a Clean Room (as defined below) where it manufactures certain swept-tunable Lasers (as defined below) (the “Business”).

B. Luna wishes to have its Contract Manufacturer (as defined below) assume the manufacture of the Transferred Lasers (as defined below) using certain of the equipment and technology currently employed by Coherent in the Business.

C. After visiting and performing a detailed technical review of the Clean Room and other due diligence by Luna, Luna has determined the specific items of equipment it wishes to purchase from Coherent, and acknowledges that the equipment it has selected may not be all of the equipment and technology used by Coherent to manufacture the Lasers.

D. Coherent is willing to sell to Luna, and Luna is willing to purchase the Transferred Assets (as defined below).

E. Coherent is willing to grant to Luna, and Luna is willing to accept, a royalty bearing license to manufacture and sell Lasers based upon the Coherent technology.

F. Coherent wishes to have the right to purchase Lasers from Luna.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

1. CONSTRUCTION AND DEFINITIONS

1.1 Definitions. The following capitalized terms have the meanings set forth below:

(a) “Affiliate” means any entity that controls, is controlled by or is under common control with a Party. An entity shall be regarded as in “control” of another entity, if it owns or possesses, directly or indirectly: (i) voting shares or other securities, representing more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of the board of directors or similar managing authority of such controlled entity; or (ii) if such controlling entity does not have voting shares or other securities, more than fifty percent (50%) of the ownership interest that represents the right to make decisions, including the election of directors, for such controlled entity.

(b) “Assumed Liabilities” has the meaning set forth in Section 2.4.

(c) “Business Day” means any day other than a Saturday, Sunday or a legal holiday under the federal laws of the United States or any other day on which banking institutions located in California are authorized or required by law or other governmental action to close.

(d) “Change of Control” means a transaction or series of related transactions that would directly or indirectly: (i) result in or have the effect of a third party obtaining legal or beneficial ownership of more than fifty percent (50%) of the voting shares (or other voting interests) of a Party (even if the Party is the surviving entity, such as in the case of a reverse triangular merger); or (ii) result in the sale, transfer, assignment, mortgage, exclusive license or other disposition of all or substantially all of a Party’s assets.

(e) “Clean Room Schedule” means Schedule 1.1(e) hereto, the list of material equipment in the Clean Room as of the date hereof that is used by Coherent in the manufacture of the Transferred Lasers in the Clean Room, but excluding commercially available portable maintenance, calibration and test equipment and commercially available computers and network equipment.

(f) “Clean Room” means the Coherent Clean Room located at 1870 Lundy Avenue, San Jose, California.

(g) “Coherent Lasers” means the swept-tunable lasers, including the Transferred Lasers, manufactured by Coherent prior to the Effective Date using the Transferred Assets in the Clean Room.

(h) “Confidential Information” has the meaning set forth in Section 9.2.

(i) “Contract Manufacturer” means an entity that will use the Transferred Assets to manufacture for, and supply lasers to, Luna and, if requested, Coherent, and any replacement of, or successor to, such contract manufacturer. The Contract Manufacturer shall initially be Avo Photonics.

(j) “Contract Year” means the twelve (12)-month period commencing on January 1, 2007, and each separate successive twelve (12) month period thereafter during the Term of this Agreement.

(k) “Credit Amount” has the meaning set forth in Section 5.3.

(l) “Derivative Work” has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

(m) “Disclosing Party” has the meaning set forth in Section 9.2.

(n) “Documentation” means all documents in existence as of the Effective Date and necessary to the manufacture, use and testing of Transferred Lasers or the operation of the Transferred Equipment, including but not limited to the design and manufacturing documents (such as bill of materials, build instructions and test reports and vendor lists (but only to the extent Coherent is permitted by applicable laws, regulations and agreements to provide the same to Luna without restriction).

(o) “Excluded Assets” has the meaning set forth in Section 2.2.

(p) “Excluded Liabilities” has the meaning set forth in Section 2.4.

(q) “Fields of Use” means (i) for Lasers that operate from 1250 nm to 1700 nm, use in any application, and (ii) for Lasers that operate over any wavelength range other than the wavelengths set forth in the foregoing clause (i), for use only in applications in the fields of telecommunications, telecommunications test and/or coherent optical frequency domain reflectometry.

(r) “First Payment” has the meaning set forth in Section 2.6.

(s) “Full Payment Date” means the date upon which the full Purchase Price has been paid by Luna, subject to Luna’s right to offset, in accordance with Section 2.6.

(t) “GAAP” means generally accepted accounting principals as may be modified from time to time by the Securities and Exchange Commission, the Public Company Accounting Oversight Board and other recognized authorities.

(u) “Governmental Authority” means any U.S. or foreign, national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission of any court, tribunal, or judicial or arbitral body.

(v) “Intellectual Property Rights” means the rights associated with the following: (i) all United States and foreign patents and applications, including continuation, divisional and continuation-in-part applications thereof as well as any reissues and reexaminations thereof (“Patents”); (ii) all trade-secret rights and all other rights in or to confidential business or technical information (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) trademarks, service marks, trade dress rights and similar designation of origin and rights therein (“Marks”); and (v) any similar, corresponding or equivalent rights to any of the foregoing any where in the world. Intellectual Property Rights specifically excludes contractual rights, including license grants.

(w) “Inventory” means all inventories of (i) raw and in-process materials, parts and supplies used in the manufacture of Lasers that constitute the Transferred Lasers listed on Schedule 1.1(tt), and (ii) the final, completed inventory of Lasers that constitute the Transferred Lasers listed on Schedule 2.1.

(x) “Knowledge” has the meaning set forth in Section 7.1.

(y) “Lasers” means swept-tunable lasers generally made by Coherent or Luna using the Transferred Technology in whole or part.

(z) “Licenses” means the Licensed IPR, the Licensed Patents and any other licenses granted by Coherent under this Agreement.

(aa) “Licensed IPR” means any Intellectual Property Rights (other than Patents and Marks) owned or licensed by Coherent as of the Effective Date that are embodied by the Transferred Technology delivered under this Agreement and necessary to the manufacture, use and testing of the Transferred Lasers.

(bb) “Licensed Patents” means those Patents listed on Schedule 1.1(bb), which represent the Patents owned, licensed or controlled by Coherent and necessary to make and have made Licensed Products and to sell, offer for sale, import and use any such Licensed Products in the Field of Use.

(cc) “Licensed Product” means any device or product that: (i) embodies, comprises or incorporates Lasers; (ii) is made or developed using any Licensed IPR; (iii) is made, had made, used, offered for sale, sold or imported, by Luna pursuant to the licenses granted under this Agreement; or (iv) is covered by a Valid Claim of the Licensed Patents.

(dd) “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim, restriction or other encumbrance or defect of title of any nature whatsoever in respect of such asset.

(ee) “Luna Technical Personnel” has the meaning set forth in Section 4.1.

(ff) “Minimum Royalties” has the meaning set forth in Section 5.2.

(gg) “Net Revenues” means the greater of the total amount invoiced or received upon Sales of Licensed Products by Luna and its Affiliates to non-Affiliate third parties in arms-length transactions, less the following reasonable and customary deductions if charged separately on the invoice and paid by the customer: (i) rebates, refunds and credits (including amounts repaid by reason of returns, billing errors, retroactive price adjustments and the like), and cash and trade discounts, in each case to the extent actually given; and (ii) insurance, transportation and other delivery charges paid by the seller, and (iii) sales taxes, duties and other governmental charges (including value added tax), but excluding what is commonly known as income taxes. Net Revenues shall not include amounts invoiced or received on Sales of Licensed Products among Luna and its Affiliates for resale, provided that in such case, Net Revenues shall include the amounts invoiced or received on subsequent re-Sales of such Licensed Products to non-Affiliate third parties in arms-length transactions. If any Licensed Products are Sold in whole or in part in exchange for consideration other than cash, Net Revenues shall include the fair market value of such Licensed Products. Further, if Licensed Products are Sold for less than their fair market value (for example, as part of “bundle” of products or as a “loss leader”), such Licensed Products shall be considered for Royalty purposes to have been Sold at Licensee’s or its

Affiliate’s (as applicable) average, bona fide list price for such Licensed Product to end-user customers over the 12-month period immediately preceding such Sale (such average to be weighted to account for the number of such Licensed Product units Sold while each list price was in effect during such 12-month period).

(hh) “Permitted Liens” has the meaning set forth in Section 7.1.

(ii) “Purchase Price” has the meaning set forth in Section 2.6.

(jj) “Receiving Party” has the meaning set forth in Section 9.2.

(kk) “Royalty” has the meaning set forth in Section 5.1.

(ll) “Sale” means, for purposes of determining Net Revenues payable under this Agreement, any sale, lease, transaction or other disposition in which a Licensed Product is exchanged for value and Luna recognizes revenue in accordance with GAAP, provided, however, that the provision by Luna of any Laser to a third party for use by such third party solely for use in a research or development activity with Luna shall not be considered a Sale hereunder, even if Luna receives research or development funds from such third party.

(mm) “Tax” or “Taxes” means all federal, state and local taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description (domestic or foreign) imposed by any Governmental Authorities responsible for the imposition of any such Tax (a “Tax Authority”), and any interest, penalties or additions to tax imposed thereon or in connection therewith.

(nn) “Technology” means all tangible embodiments, whether in electronic, written or other media, of all technology, including all techniques, design rules, inventions (whether or not patented or patentable), algorithms, routines, software, databases, processes, prototypes, and devices.

(oo) “Training Completion Date” means the date on which the requirements related to the Training Obligations set forth in Section 4.1 have been satisfied, which date shall be no later than December 31, 2006.

(pp) “Training Obligations” has the meaning set forth in Section 4.1.

(qq) “Training Period” has the meaning set forth in Section 4.1.

(rr) “Transferred Assets” has the meaning set forth in Section 2.1.

(ss) “Transferred Equipment” means all equipment, machinery, tools and other tangible personal property set forth on Schedule 2.1 hereto.

(tt) “Transferred Lasers” means the particular product form of swept-tunable Lasers that as of the date hereof are being manufactured by Coherent in the Clean Room and supplied to Luna and the bill of materials for which product is listed on Schedule 1.1(tt).

(uu) “Transferred Software” means the software authored by, or on behalf of, or licensed by Coherent and used in the operation of the Clean Room and manufacture of the Transferred Lasers, including the control of the Transferred Equipment. The Transferred Software will include both source code and object code to the extent available.

(vv) “Transferred Technology” means all the Transferred Equipment, the Documentation and other Technology owned and transferable by Coherent that is included within the Transferred Assets or disclosed by Coherent to Luna hereunder.

(ww) “Transfer Taxes” has the meaning set forth in Section 2.8.

(xx) “Valid Claim” means a claim of any Patent which has not been declared unpatentable by the applicable national or regional patent authority or invalid by a court of competent jurisdiction in an unappealed and unappealable decision.

1.2 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. The Parties hereto agree that they have had the opportunity to discuss this Agreement with and obtain advice from their legal counsel, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement. Therefore, the Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

2. PURCHASE AND SALE

2.1 Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, Coherent hereby sells, transfers, and assigns to Luna, and Luna purchases, assumes, and acquires from Coherent, all rights of Coherent (other than Intellectual Property Rights which are subject to the provisions of Article 3) in the following (collectively, the “Transferred Assets”):

(i)	the Transferred Equipment and other tangible assets listed on Schedule 2.1;

(ii)	the Inventory listed on Schedule 1.1(tt);

(iii)	a copy of the Transferred Software; and

(iv)	a copy of the Documentation.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 7, ALL TRANSFERRED ASSETS ARE PROVIDED “AS IS,” “WHERE IS” AND WITHOUT WARRANTY OF ANY KIND.

2.2 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 4.6, any assets that are not Transferred Assets are retained by Coherent and will not be sold, transferred or assigned to Luna under this Agreement except as otherwise agreed pursuant to the Agreement (the “Excluded Assets”). Without limitation the Excluded Assets include: (a) any items not otherwise included on Schedule 2.1, and (b) any assets otherwise listed on Schedule 2.2.

2.3 Transfer of Title to the Assets; Risk of Loss. Coherent shall sell, convey, transfer and assign the Transferred Assets to Luna as of the Effective Date by means of bills of sale, assignments, endorsements, certificates and such other instruments of transfer as shall be necessary and appropriate to vest title to the Transferred Assets, free and clear of any liens, mortgages, pledges and similar encumbrances, in Luna as and to the extent provided in this Agreement or in the Schedules hereto. Subject to the terms and conditions of this Agreement, risk of loss with respect to the Transferred Assets will pass to Luna upon physical delivery of the Transferred Assets to and acceptance of delivery by Luna to occur at the Clean Room, provided that Coherent shall add Luna as an additional insured party to its property insurance policy covering the Transferred Assets effective as of the Effective Date, which coverage shall end not less than five (5) Business Days following the Training Completion Date.

2.4 Assumption of Liabilities. Effective as of the Effective Date, Luna assumes and is responsible for all obligations and liabilities solely relating to, arising out of, or resulting from the Transferred Assets on or after the Effective Date, or to the exercise of the license rights granted under this Agreement (collectively, the “Assumed Liabilities”). Coherent, without any responsibility or liability of or recourse to Luna or any of Luna’s directors, stockholders, officers, employees, agents, consultants, attorneys, representatives, affiliates, successors or assigns, shall absolutely and irrevocably retain all liabilities (including Taxes) that existed, related to or arose prior to the Effective Date including those relating to Coherent, the Business or the Transferred Assets (the “Excluded Liabilities”).

2.5 Delivery.

(a) Upon the Effective Date, Coherent shall make available to Luna all of the Transferred Assets, Ex Works (Incoterms 2000) the Clean Room or at such other Coherent location as the Parties may mutually agree in writing.

(b) Luna shall remove the Transferred Assets from the Clean Room no later than five (5) Business Days after the Training Completion Date.

(c) Luna will detach and disconnect the Transferred Asset from the Clean Room and from utilities.

(d) Luna will be solely responsible for otherwise preparing and packaging the Transferred Assets for shipment; provided that Coherent shall have the right to supervise such activities to assure that no damage is done to the Clean Room and no Excluded Assets are removed from the Clean Room.

2.6 Consideration.

(a) Luna shall pay to Coherent by wire transfer of immediately available funds to an account designated by Coherent the sum of [****] dollars ($[****]) (the “Purchase Price”), payable as follows:

(i) [****] dollars ($[****]) (the “First Payment”) shall be due and payable upon the Effective Date;

(ii) [****] dollars ($[****]) shall be due and payable on the one (1)-year anniversary of the Effective Date; and

(iii) [****] dollars ($[****]) shall be due and payable on the two (2)-year anniversary of the Effective Date.

(b) The obligation of Luna to pay the amounts set forth above shall be subject to the rights and obligations of the Parties set forth herein. Luna shall retain a right of offset against its payment obligations under the Agreement in the event of a material breach by Coherent. In the event of Luna’s failure to pay the Purchase Price when due, interest shall be due on all overdue amounts in accordance with Section 5.7. Absent a failure to pay the Purchase Price when due, no interest with respect to the Purchase Price is otherwise due or payable by Luna. Notwithstanding anything herein to the contrary, in the event that a complaint is filed in a court of competent jurisdiction requesting an injunction preventing Luna from using, making, having made, importing, selling or offering for sale Licensed Products, Luna may suspend payments under this Section 2.6 until such action is dismissed and until all appeals are otherwise exhausted.

2.7 Allocation of Purchase Price. Within ninety (90) days of the Effective Date, Luna shall provide Coherent with an allocation among the Transferred Assets and the Licenses granted hereunder of the Purchase Price, the Royalty and the amount of the Assumed Liabilities to the extent properly taken into account under Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Allocation”). The Allocation shall be conclusive and binding upon Luna and Coherent for all purposes, and the parties agree that all returns and reports (including Internal Revenue Service (“IRS”) Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position on a tax return that is inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.

2.8 Transfer Taxes.

(a) The amounts payable by Luna under this Agreement are exclusive of any future sales, property or excise tax, duties, value added tax, tariffs, lending charges or other taxes, fees and charges. Luna and Coherent shall share equally all expenses with respect to all transfer, documentary, sales, use, stamp, registration, value added, gross receipts, conveyance, excise, recording, license, filing and other such taxes and fees (including any penalties and interest) applicable to, imposed upon or arising out of the transactions contemplated hereby including, without limitation, any transfer tax or filing fee relating to the transfer of personal property (“Transfer Taxes”), whether now in effect or hereinafter adopted and regardless of which Party such Transfer Taxes are imposed upon.

(b) Luna will, at its own expense, file all necessary tax returns and other documentation with respect to all Transfer Taxes imposed upon Luna, and, if required by applicable law, Coherent will join in the execution of any such tax returns and other documentation.

(c) Coherent will, at its own expense, file all necessary tax returns and other documentation with respect to all Transfer Taxes imposed upon Coherent, and, if required by applicable law, Luna will join in the execution of any such tax returns or other documentation.

(d) In the case of any personal property taxes (or other similar Taxes) attributable to the Transferred Assets for which Taxes are reported on a tax return covering a period commencing before the Effective Date and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Coherent and Luna on a per diem basis. The Party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the tax return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(e) To the extent relevant to the Transferred Assets, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any tax return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any tax returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Coherent shall retain all documents, including prior years’ tax returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Coherent of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Effective Date without the prior written consent of Luna.

3. LICENSES

3.1 Technology License. Subject to the terms and conditions of this Agreement, Coherent hereby grants to Luna and its Affiliates under all of Coherent’s rights in the Licensed IPR, a perpetual, world-wide, non-exclusive, right and license to fully use the Transferred Assets delivered hereunder in connection with the design, making, using, selling and maintenance of Licensed Products in the Field of Use.

3.2 Patent License. Subject to the terms and conditions of this Agreement, Coherent hereby grants to Luna and its Affiliates, under all of Coherent’s rights in the Licensed Patents, a limited, world-wide, non-exclusive, license to make and have made Licensed Products and to sell, offer for sale, import and use any such Licensed Products in the Field of Use; provided, however, that upon the fulfillment of Luna’s Royalty obligations under Article 5 hereof, all Licenses granted by Coherent under this Agreement will become fully paid up.

(a) The foregoing licenses do not grant to Luna or its Affiliates rights with respect to any Licensed Products other than those for which the designs, specifications and working drawings for manufacture either are delivered hereunder as Transferred Technology or originate with Luna or its Affiliates and are owned exclusively or jointly by Luna or its Affiliates, or to which Luna or its Affiliates otherwise has rights.

(b) Luna or its Affiliates may not sublicense the rights granted to it in this Section 3.2 to any third party; provided that nothing in this Section 3.2(b) shall in any way limit the License rights of Luna or its Affiliates to have made for use and sale by Luna, its Affiliates, distributors, or representatives.

(c) Luna and its Affiliates shall not exercise any rights, including their make and have made rights, in a manner that is intended to or would have the effect of sublicensing the rights licensed to it under this Section 3.2 to any third party, or that would otherwise expand the subject of the foregoing license beyond the Laser Products described in Section 3.2(a).

3.3 License Limitations. All Licenses granted by Coherent to Luna and its Affiliates hereunder shall be subject to any and all licenses and other agreements between Coherent and any third party or parties entered into prior to the Effective Date and that are listed and described on Schedule 3.3 herein. The Licenses granted hereunder do not extend to, and Luna and its Affiliates are not granted a license for, the manufacture, use, import or sale of any Laser intended or designed for use outside the Field of Use.

3.4 Transferability. The foregoing Licenses under this Article 3 may be transferable by Luna or its Affiliates, directly or indirectly, to any third party (including to a successor, in connection with a Change of Control, by operation of law, or otherwise), without the prior written consent of Coherent.

3.5 No Warranties. Subject to the representations and warranties in Article 7 hereof, Coherent makes no, and expressly disclaims, any warranty that exercise by Luna or its Affiliates of any of the forgoing Licenses or that their making, using, selling, or importing of Licensed Products or the use of the Transferred Assets will not infringe the Intellectual Rights of any third party.

4. TECHNICAL TRAINING AND ASSISTANCE

4.1 Training.

(a) In order to enable Luna and the Contract Manufacturer to understand the operation and use of the Transferred Assets, during the eleven (11) Business Day period beginning on December 4, 2006 (the “Training Period”), Coherent will provide up to seven (7) technical personnel of Luna and its Contract Manufacturer (“Luna Technical Personnel”) with access to, and training in, the process it currently uses to manufacture the Transferred Lasers using the Transferred Assets at the Clean Room ( the “Training Obligations”).

(b) In order to receive such training, Luna and the Contract Manufacturer (at Luna’s option) shall send up to seven Luna Technical Personnel to the Clean Room. Such Luna Technical Personnel may observe and become familiar with the Coherent process for manufacturing the Transferred Lasers and the use of the Transferred Assets at the Clean Room. All such technical personnel shall be (i) in the sole and exclusive permanent employ of Luna or the Contract Manufacturer, and (ii) properly trained and competent in their respective technical areas. The number of technical personnel present at the Clean Room at any one time shall be subject to Coherent’s prior approval which shall not be unreasonably withheld.

(c) Coherent shall cooperate with the Luna Technical Personnel sent to the Clean Room and assist them in learning the manufacturing methods and techniques with respect to the Coherent processes used in the Clean Room and the manufacture of Transferred Lasers.

(d) Coherent will permit Luna Technical Personnel, under the supervision of Coherent, to build at least ten (10) of the Transferred Lasers, of which at least three (3) Transferred Lasers shall be in good working order and capable of being powered and tuned.

(e) Coherent shall provide the Luna Technical Personnel with reasonable office space and communications access while at the Clean Room.

(f) All Luna Technical Personnel shall observe all of Coherent’s reasonable employee rules and regulations and abide by any reasonable instructions from Coherent personnel while at the Clean Room.

(g) Luna shall be solely responsible for all of all Luna Technical Personnel’s travel, lodging and other expenses.

(h) Luna shall be solely responsible for, and shall indemnify Coherent for any and all material liabilities that Coherent may suffer or incur solely as a result of any act by any Luna Technical Personnel while on the premises of the Clean Room.

4.2 Training and Assistance Costs.

(a) Up to eleven (11) days of training and assistance to the Luna Technical Personnel as specified in Section 4.1 shall be provided by Coherent to Luna at no-charge except that Luna shall pay for the reasonable cost of materials and supplies needed for such training (including for the manufacture of Transferred Lasers during such training).

(b) Coherent shall, upon Luna’s request, extend the training set forth in Section 4.2(a) by up to an additional five (5) days provided that (i) Luna pays Coherent an additional amount equal to $[****] for each full Business Day of such additional training and assistance, and the cost of materials and supplies needed for such training, and (ii) such additional training is completed by December 31, 2006. Such amount shall be paid within thirty (30) days of Coherent delivering an invoice to Luna for such additional training and assistance and for the cost of materials and supplies used.

4.3 Additional Training and Assistance. If Luna requires technical training or assistance in addition to that specified under Sections 4.1 and 4.2 above, Coherent may provide such training and assistance, provided that the Parties agree on compensation therefor. In no event shall Coherent be deemed in breach of this Agreement for failure to provide such additional assistance other than as determined by Coherent in its sole discretion.

4.4 Assistance with Suppliers. Coherent shall provide Luna with introductions to all existing suppliers of the materials on the current bill of materials for the Lasers, as defined in Schedule 1.1(tt); provided that Luna shall be solely responsible for purchasing materials from such suppliers.

4.5 No Warranties. Luna expressly warrants and acknowledges that the making of Lasers using the Transferred Assets will require significant technical skill and expertise on its and its Contract Manufacturer’s behalf, that such skill and expertise will not be provided by the training specified herein, and that Luna shall be solely responsible for having or developing such skills and technical expertise. Without limiting Coherent’s Training Obligations set forth in Sections 4.1, 4.2 and 4.3, Coherent makes no warranty and expressly disclaims any warranty that Luna or the Contract Manufacturer will be able to successfully make Lasers using the Transferred Assets.

4.6 Additional Equipment.

(a) If during the Training Period, Luna determines that it wishes to acquire one or more items of equipment listed on the Clean Room Schedule but not listed as a Transferred Asset on Schedule 2.1 (and therefore not previously identified by Luna as an item that it wished to acquire under this Agreement), and that item of equipment are necessary to the manufacture of Transferred Lasers by Luna or the Contract Manufacturer following the Effective Date, then upon Luna’s request made prior to the sixtieth (60th) day from the date hereof, the Parties shall enter into good faith negotiations on such additional compensation and other terms as Coherent reasonably requires to add that item as a Transferred Asset on Schedule 2.1 hereunder; provided that if the Parties do not agree to such terms within ten (10) days after commencing such negotiations, Coherent shall have no further obligations with respect to such additional items under this Section 4.6.

(b) If within sixty (60) days of the date hereof it is determined that there was one or more items of equipment in the Clean Room that were not on the Clean Room Schedule but which are necessary to the manufacture of Transferred Lasers by Luna or the Contract Manufacturer following the Effective Date, then, as Luna’s sole and exclusive remedy for such omission, Coherent shall transfer and sell such equipment to Luna at price equal to the reasonable replacement cost of such equipment.

5. ROYALTIES

5.1 Royalties. Luna, in addition to the consideration set forth in Article 2, shall pay to Coherent a royalty (the “Royalty”) equal to [****] percent ([****]%) of the Net Revenues from the Sale of Licensed Product Sold by Luna or its Affiliates prior to the end of the tenth (10th) Contract Year. In the event that one or more Lasers is included in a product or system Sold by Luna, then for the purposes of the foregoing Royalty calculation Net Revenues shall refer to the Net Revenues resulting from the Sale of such product or system regardless of whether the Laser included therein is separately priced or shipped.

5.2 Minimum Annual Royalties

(a) . Royalty payments under Section 5.1 shall be subject to the following minimum payment schedule (the “Minimum Royalties”). If actual Royalties calculated in accordance with Section 5.1 for a given Contract Year would be less than the Minimum Royalty for such Contract Year, then Luna shall pay to Coherent the Minimum Royalty for such Contract Year. If the Royalties calculated in accordance with Section 5.1 exceed the Minimum Royalties for such Contract Year, only the Royalties calculated pursuant to Section 5.1 shall be paid. The Section 5.1 Royalties and the Minimum Royalties are not additive. The Minimum Royalties payable for each Contract Year are as follows:

Contract Year	Minimum Royalties

1	$[****]

2	$[****]

3	$[****]

4	$[****]

5	$[****]

6-10	$[****]

(b) In the event (i) Luna, based on legal counsel’s opinion, in good faith believes that making, having made, using, selling or importing Licensed Product infringes any patent, or (ii) a complaint is filed in a court of competent jurisdiction requesting an injunction preventing Luna from using, making, having made, importing, selling or offering for sale the Licensed Products, and until such action is dismissed and all appeals are otherwise exhausted, the requirement to pay the Section 5.2(a) Minimum Royalties shall be suspended.

5.3 Royalty Credit. Notwithstanding the foregoing, if in any year prior to the end of the fifth (5th) Contract Year, Coherent has purchased Lasers from Luna in accordance with Article 6, Luna may deduct from the calculation of Net Revenues used to determine Royalties payable to Coherent an amount equal to the Net Revenues of products sold by Coherent incorporating Lasers (the “Credit Amount”); provided that in no event will the Royalties otherwise payable be reduced in accordance with the foregoing to below the Minimum Royalty for such Contract Year.

5.4 Reports. Within fifteen (15) days after the end of each Contract Year, Coherent shall deliver to Luna a true and accurate report, giving such particulars of the business conducted by Coherent and its Affiliates, if any, during such Contract Year as are pertinent to an account for payments hereunder. Such report shall include at least (a) the number and value of products sold by Coherent incorporated Lasers during the Contract Year, (b) the Credit Amount calculated under Section 5.3 above attributable to such sales. Within thirty (30) days of the receipt of Coherent’s report under this Section 5.4, Luna shall deliver to Coherent a true and accurate report, giving such particulars of the business conducted by Luna and its Affiliates, if any, during such Contract Year as are pertinent to an account for payments hereunder. Such report shall include at least (a) the number of Licensed Products Sold during the Contract Year, (b) the calculation of Net Revenues, (c) the Credit Amount for such Contract Year, and (d) the amount of Royalty payable by Luna to Coherent. Concurrently with the delivery of each such report, Luna shall pay to Coherent the total amounts, if any, due to Coherent for the period of such report. If no amounts are due, Luna shall so report.

5.5 Records. Each Party shall keep complete and accurate books of account and records for the purpose of determining the amounts payable under this Article 5. Such records will be open for inspection and audit during reasonable business hours by a representative or agent of the other Party, but only once every twelve (12) months, for the purpose of verifying the other Party’s reports and payments under this Article 5. If an audit determines that one Party has failed to pay Royalties in full when due, such Party shall immediately pay the amount of such Royalties plus interest calculated from the date such Royalties were due in accordance with Section 5.7; provided no such payment shall be due to the extend that the parties dispute the results of such audit. In such case, the parties shall use best efforts to promptly seek dispute resolution of such dispute. In addition, if such audit establishes an underpayment in Royalties exceeding five percent (5%), the Party responsible for such underpayment shall reimburse the other Party for the cost of such audit.

5.6 Payments. All amounts payable under this Article 5 shall be made by bank-wire transfer in immediately available funds to an account designated by receiving Party.

5.7 Late Payments. Any payment due under this Agreement which is not paid on the date due shall bear interest equal to the lower of (i) the maximum amount permitted by applicable law, and (ii) a monthly simple interest rate of 2%, calculated on the number of days such payment is delinquent. This Section 5.7 shall in no way limit any other remedies available to the non-breaching Party for failure to pay amounts when due.

5.8 Currency Conversion. If any currency conversion is required in connection with the calculation of amounts payable under this Article 5, such conversion shall be made using the average spot exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal, for the last ten (10) Business Days of the Contract Year to which such payment pertains.

6. SALES TO COHERENT

6.1 Supply Commitment. During the term of this Agreement and subject to the terms and conditions set forth in this Article 6, Coherent will have the right to order and purchase from Luna, and Luna will use commercially reasonable efforts to cause to be supplied to Coherent, Lasers (in the version as then being manufactured for sale by Luna).

6.2 Supply Terms.

(a) Subject to the terms and conditions of this Agreement including but not limited to Luna’s or the Contract Manufacturer’s ability to successfully manufacture the Lasers, Coherent shall have the right to purchase up to [****] Lasers in the first (1st) Contract Year, up to [****] Lasers in the second (2nd) Contract Year, and up to [****] Lasers in each remaining Contract Year through the end of the tenth (10th) Contract Year. In addition to the foregoing, Coherent may purchase from Luna an additional quantity of Lasers in each Contract Year as it may reasonably request (above the limits set forth in this Section 6.2(a)); provided, that such orders do not impair or adversely impact (i) Luna’s business, (ii) Luna’s customers, or (iii) the business of Luna’s Contract Manufacturer; provided further, that Luna’s own supply requirements shall have priority over any such orders from Coherent under this Article 6.

(b) Luna shall use commercially reasonable efforts to sell such Lasers to Coherent at [****] (as defined below) and subject to such other customary terms and conditions to be negotiated in good faith by the Parties. For purposes of this Section 6.2 only, [****]

(c) Coherent’s right to order and purchase Lasers pursuant to this Article 6 shall terminate upon notice (as set forth in Section 12.5) to Coherent that Luna has ceased or caused to be ceased, or otherwise suspended, the manufacture of Lasers.

7. REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of Coherent. Coherent hereby represents and warrants to Luna that:

(a) Organization of Coherent. Coherent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority. Coherent has all requisite corporate power and authority to enter into this Agreement and to perform its respective obligations and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of Coherent, and no further action is required on the part of Coherent to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Coherent and is valid and enforceable against Coherent in accordance with its terms.

(c) No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, conflicts or will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a conflict under (i) any provision of Coherent’s charter documents or bylaws, each as currently in effect, (ii) any contract to which Coherent or any of its properties or assets (including, but not limited to, the Transferred Assets or Licensed Patents) are subject, or (iii) any judgment, order, writ, injunction, decree, award, statute, law, ordinance, rule or regulation applicable to Coherent or its properties or assets (including, but not limited to, the Transferred Assets or the Licensed Patents). No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Coherent.

(d) Absence of Undisclosed Liabilities. There are no liabilities or obligations affecting the Transferred Assets as of the date hereof. For purposes of this Agreement, the term liabilities shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(e) Litigation. To Coherent’s Knowledge, there is no action, suit, proceeding, or investigation pending or currently threatened against Coherent, or another third party, affecting or which could affect the Transferred Assets, Licenses or the Business including, but not limited to, any of the foregoing that questions the validity of this Agreement, or the right of Coherent to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might have a material adverse effect, either individually or in the aggregate, on the Transferred Assets or the Licenses.

(f) Title to Properties; Absence of Liens. Coherent has good and, valid and marketable title to all of the Transferred Assets, which it purports to own free and clear of all Liens, except for Liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect (“Permitted Liens”).

(g) No Notice of Infringement of Third Parties’ Intellectual Property.

(i)	Coherent has no Knowledge of and has not received notice from any third party that Coherent Lasers, or Coherent’s use of Licensed IPR or practice under Licensed Patents infringes any third party patents;

(ii)	Coherent has no Knowledge of and has received no notice from a third party that the Licensed Patents are invalid or unenforceable;

(iv)	Coherent has no legal opinions pertaining to the infringement of any third-party patents by the Business or the invalidity or unenforceability of the Licensed Patents; and

(v)	Coherent has no Knowledge that Coherent Lasers, Licensed IPR or Licensed Patents violate any third party’s trade secret rights.

(h) Taxes.

(i) To Coherent’s Knowledge, no affirmative agreement, consent or election for federal, state, local or foreign Tax purposes has been filed or entered into which would adversely affect or be binding upon the Transferred Assets or the Business after the Effective Date.

(i) Knowledge. As used in this Article, “Knowledge” with respect to Coherent means the actual knowledge of the individuals listed on Schedule 7.1(i).

(j) Licenses. The Licensed Patents represent all of the patents owned, licensed or controlled by Coherent (i) necessary to manufacture, use, import, sell or have made for sale the Transferred Lasers, (ii) necessary to practice the Licensed IPR, or (iii) otherwise related to the Transferred Assets.

(k) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 7, COHERENT MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS (INCLUDING THE TRANSFERRED ASSETS, ANY COHERENT INTELLECTUAL PROPERTY RIGHTS, AND ANY OTHER THINGS OR RIGHTS PROVIDED, SOLD, TRANSFERRED OR LICENSED BY COHERENT TO LUNA HEREUNDER), INCLUDING WITH RESPECT TO MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. COHERENT MAKES NO REPRESENTATION OR WARRANTY AS TO WHETHER THE TRANSFERRED ASSETS (OR ANY COHERENT INTELLECTUAL PROPERTY RIGHTS AND OTHER THINGS OR RIGHTS PROVIDED, SOLD, TRANSFERRED OR LICENSED BY COHERENT TO LUNA HEREUNDER) CONSTITUTE ALL OF THE ASSETS NECESSARY OR SUFFICIENT FOR THE CONTINUED MANUFACTURE OF THE LASERS AND COHERENT MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FORECASTS, FINANCIAL OR OTHERWISE. LUNA HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE 7, LUNA IS PURCHASING THE TRANSFERRED ASSETS ON AN “AS-IS, WHERE-IS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, COHERENT MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE TRANSFERRED ASSETS AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY. TO THE EXTENT ANY PRODUCTS ARE INCLUDED WITHIN THE TRANSFERRED ASSETS (SUCH AS THE LASER PRODUCT UNITS INCLUDED WITHIN THE TRANSFERRED ASSETS), THE

WARRANTY PROVIDED WITH RESPECT TO SUCH PRODUCTS IS SOLELY AND EXCLUSIVELY AS SET FORTH IN THIS ARTICLE 7, EVEN IF COHERENT WOULD NORMALLY PROVIDE SUCH PRODUCTS UNDER A SEPARATE WARRANTY.

7.2 Representations and Warranties of Luna. Luna hereby represents and warrants to Coherent as of the date of this Agreement as follows:

(a) Organization, Good Standing and Qualification. Luna is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Authority. Luna has all requisite corporate power and authority to enter into this Agreement and to perform its respective obligations and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of Luna, and no further action is required on the part of Luna to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Luna and is valid and enforceable against Luna in accordance with its terms.

(c) No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, conflicts or will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a conflict under (i) any provision of Luna’s charter documents or bylaws, each as currently in effect, (ii) any contract to which Luna is subject, or (iii) any judgment, order, writ, injunction, decree, award, statute, law, ordinance, rule or regulation applicable to Luna or its properties or assets. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Luna.

8. CONDITIONS CONCURRENT

8.1 Effectiveness of Luna’s Obligations

The effectiveness of Luna’s obligations hereunder is conditioned upon Luna’s receipt of:

(a) such bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Luna and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Luna all of Coherent’s right, title and interest in and to the Transferred Assets, including without limitation, (A) good and valid title in and to all of the Transferred Assets owned by Coherent, (B) good and valid leasehold interests in and to all of the Transferred Assets leased by Coherent as lessee, if applicable, and (C) all of Coherent’s rights relating to the Transferred Assets under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Transferred Assets to which Coherent is a party or by which it has rights on the Effective Date;

(b) all of the Documentation; and

(c) such other documents to be delivered by Coherent hereunder as are reasonably necessary for Luna to effectuate and document the transactions contemplated hereby.

8.2 Effectiveness of Coherent’s Obligations

The effectiveness of Coherent’s obligations hereunder is conditions upon Luna’s payment of the First Payment as set forth in Section 2.6 and upon Coherent’s receipt of such other documents to be delivered by Luna hereunder as are reasonably necessary for Coherent to effectuate and document the transactions contemplated hereby.

9. OTHER COVENANTS AND AGREEMENTS

9.1 Additional Documents and Further Assurance. Subject to the terms and conditions herein provided, each Party, at the request of the other, shall execute and deliver such instruments, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by the other Party and do and perform such other acts and things as may be necessary, proper or desirable, consistent with all applicable laws, rules and regulations, for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

9.2 Confidential Information.

(a) “Confidential Information” means any information: (i) disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”), which, if in written, graphic, machine-readable or other tangible form is marked as “Confidential” or “Proprietary,” or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and such identification is reduced to a writing delivered to the Receiving Party within thirty (30) days of such disclosure; or (ii) which is otherwise deemed to be “Confidential” by the terms of this Agreement. The Confidential Information of Coherent will include without limitation any information embodied in the Transferred Assets, whether or not so marked.

(b) Confidential Information Exclusions. Confidential Information will exclude information that the Receiving Party can demonstrate: (i) was independently developed by the Receiving Party without any use of the Disclosing Party’s Confidential Information or by the Receiving Party’s employees or other agents (or independent contractors hired by the Receiving Party) who have not been exposed to the Disclosing Party’s Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a source (other than the Disclosing Party) that had a right to disclose it without breach of this Agreement; (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.

(c) Confidentiality Obligations. The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use such Confidential Information except as expressly permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the Disclosing Party’s Confidential Information.

Subject to the foregoing, Luna will have the right to use all Coherent Confidential Information in accordance with the Licenses to the Transferred Technology granted to Luna pursuant to this Agreement.

(d) Confidentiality of Agreement. Each Party agrees that the terms and conditions, but not the existence, of this Agreement will be treated as the other Party’s Confidential Information and may not be disclosed without the prior written consent of the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) in connection with the requirements of an initial public offering or securities filing; (ii) in confidence, to accountants, banks, and financing sources and their advisors; (iii) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (iv) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

(e) Remedies. Unauthorized use by a Party of the other Party’s Confidential Information will diminish the value of such information. Therefore, if a Party breaches any of its obligations with respect to confidentiality or use of Confidential Information hereunder, the other Party will be entitled to seek equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

(f) No Confidential Information of Other Parties. Each Party represents and warrants to the other that it has not used and shall not use in the course of its performance hereunder, and shall not disclose to the other, any confidential information of any third party, unless it is expressly authorized in writing by such third party to do so.

(g) Required Disclosures. In the event the Receiving Party is required to disclose the Disclosing Party’s Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body, the Receiving Party shall provide prompt notice thereof to the Disclosing Party and shall use its reasonable efforts to obtain a protective order or otherwise prevent public disclosure of such information.

(h) Public Announcements. Neither Luna nor Coherent shall make any public announcement relating to this Agreement until both Luna and Coherent approve in writing the timing, form and content of a public announcement, such approval not to be unreasonably withheld or delayed.

9.3 Insurance. Coherent shall add Luna as an additional insured party to its property insurance policies under which the Transferred Assets are insured for the period beginning on the Effective Date and ending not less than five (5) Business Days following the Training Completion Date.

9.4 Cooperation in Litigation. The Parties shall reasonably cooperate with each other, at the requesting Party’s expense, in the prosecution or defense of any dispute or litigation or other proceeding arising from the Licenses or their respective ownership of the Transferred Assets and involving one or more third parties, including but not limited to affording reasonable access to employees and access to, and information regarding, amounts in dispute and documentation created with respect to the Licenses or the Transferred Assets relating to such dispute or litigation.

9.5 Cooperation Regarding Training Obligations

Coherent shall reasonably cooperate with Luna and the Luna Technical Personnel in order to satisfy the requirements related to the Training Obligations set forth in Section 4.1 on or prior to the Training Completion Date.

10. LIMITATIONS OF LIABILITY

10.1 Total Liability. EACH PARTY’S TOTAL LIABILTY TO THE OTHER PARTY HEREUNDER FOR ANY KIND OF LOSS OR DAMAGE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILTY (EXCEPT FOR FRAUD), WILL BE LIMITED TO THE AGGREGATE AMOUNT PAID BY LUNA TO COHERENT UNDER THIS AGREEMENT.

10.2 EXCLUSION OF DAMAGES. EXCEPT FOR FRAUD, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS, COST OF PROCUREMENT OR SUBSTITUTE GOODS, OR FOR ANY INDIRECT, SPECIAL, RELIANCE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES.

10.3 Failure of Essential Purpose. The limitations specified in this Article 10 will survive and apply even if any limited remedy specified in this Agreement is found to have failed its essential purpose. LUNA EXPRESSLY AGREES THAT THE PURCHASE PRICE AND ANY ROYALTY PAYMENTS TO COHERENT HEREUNDER REFLECT THE LIMITATIONS OF ANY WARRANTIES AND LIABILITIES OF COHERENT HEREUNDER, AND THAT, BUT FOR SUCH LIMITATIONS, COHERENT WOULD NOT HAVE ENTERED INTO THIS AGREEMENT.

11. TERM AND TERMINATION

11.1 Term. The term of this Agreement will begin on the Effective Date and will continue until the end of the tenth (10th) Contract Year; provided, however, that the representations and warranties in Section 7.1 shall only survive for a period of two (2) years after the Effective Date, unless this Agreement is earlier terminated pursuant to Section 11.2. Notwithstanding the forgoing, the following Sections of this Agreement shall survive beyond the tenth (10th) Contract Year unless otherwise terminated in accordance with their terms or terminated in accordance with Section 11.2: Sections 1.1, 1.2, 3.1 through 3.5, 9.2, 9.4, 10.1 through 10.3, and 12.1 through 12.18.

11.2 Termination. This Agreement and all Licenses hereunder may be terminated:

(a) By mutual written consent of Coherent and Luna;

(b) By Coherent if Luna is in breach of any material term of this Agreement (including, without limitation, license and payment terms), and Luna fails to cure the breach within thirty (30) days after receiving written notice of the breach from Coherent;

(c) By Luna if Coherent is in breach of any material term of this Agreement (including, without limitation, representations and warranties), and Coherent fails to cure the breach within (30) days after receiving written notice of the breach from Luna;

(d) By Luna (i) at any time after the Effective Date if a court of competent jurisdiction issues a final, non-appealable order enjoining Luna from making, having made, importing, selling or offering for sale Lasers, or from practicing the Licensed Patents or Licensed IPR, or (ii) at any time after the Full Payment Date at Luna’s convenience in its sole discretion; or

(e) By any Party if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action is final and nonappealable.

11.3 Notice of Termination. Any termination of this Agreement under Section 11.2 will be effective immediately upon the delivery of written notice thereof by the terminating Party to the other parties hereto (or, in the case of termination pursuant to Section 11.2(b) or Section 11.2(c), on the date specified therein).

11.4 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, or its affiliates, officers, directors or stockholders, provided that each Party shall remain liable for any breaches of this Agreement prior to its termination. Notwithstanding the foregoing, no termination of this Agreement shall relieve any Party from liability for any breach hereof prior to such termination.

12. GENERAL

12.1 Force Majeure. Except with respect to obligations related to the payment of money, neither Party will be held responsible for any delay or failure in performance hereunder to the extent caused by fire, strike, flood, embargo, labor dispute, delay or failure of any subcontract hereof, act of sabotage, riot, accident, delay of carrier, voluntary or mandatory compliance with any governmental act, regulation or request, act of God or by public enemy, or any act or omission or other cause beyond such Party’s commercially reasonable control. If any such contingency shall occur, the time for such performance will be deemed extended by the length of time such contingency continues.

12.2 No Agency. Except as expressly provided herein, each Party shall in all matters relating to this Agreement act as an independent contractor. Neither Party will have authority, nor will either Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the other, or to represent the other Party as agent or employee or in any other capacity. Neither execution nor performance of this Agreement will be construed to have established any agency, joint venture, or partnership.

12.3 Fees and Expenses. Each Party will bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby.

12.4 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party to this Agreement, each side shall bear its own costs and expenses, including attorneys fees and costs.

12.5 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Party):

if to Coherent:	5100 Patrick Henry Drive
Santa Clara, California 95054
Attention: General Counsel
Telephone: (408) 764-4180
Facsimile No.: (408) 970-9998

with a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Selwyn B. Goldberg, Esq.
Telephone: (650) 493-9300
Facsimile No. (650) 496-4006

if to Luna:	1703 S. Jefferson Street, SW
Suite 400
Roanoke, Virginia 24016
Attention: General Counsel
Telephone: (540) 769-8400
Facsimile No. (540) 581-0951

with a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
Two Fountain Square, Reston Town Center
11921 Freedom Drive, Suite 600
Reston, Virginia 20190
Attention: Trevor J. Chaplick, Esq.
Telephone: (703) 734-3100
Facsimile No. (703) 734-3199

12.6 Governing Law. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE

OF DELAWARE WITHOUT REGARDS TO CONFLICTS-OF-LAWS PRINCIPLES. The rights and obligations of the Parties under this Agreement will not be governed by the 1980 U.N. Convention on Contracts for the International Sale of Goods.

12.7 Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement either Party’s breach of confidentiality obligations or provisions relating to proprietary rights will cause irreparable damage for which recovery of money damages would be inadequate, and that the other Party will therefore be entitled to seek timely, injunctive relief to protect such Party’s rights under this Agreement in addition to any and all remedies available at law.

12.8 Waiver. (a) No failure on the part of a Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

(b) No Party will be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

12.9 Assignment. Either Party may assign, directly or indirectly, this Agreement, or any of its rights or obligations hereunder, to any third party at any time. Subject to the foregoing, this Agreement shall inure to the benefit or the Parties, their successors and permitted assigns.

12.10 Severability. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. Notwithstanding the foregoing, if a court of competent jurisdiction determines that any restriction on any license granted herein is invalid or unenforceable, then the license grants to which such restriction relates shall terminate automatically.

12.11 Entire Agreement. This Agreement and the Exhibits and Schedules hereto set forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.

12.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by representatives of both of the Parties.

12.13 Exports. Each of the Parties acknowledges that the other Party was, is or may be subject to regulation by agencies of the U.S. Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of either Party to provide products, documentation, or any media in which any of the foregoing is contained, as well as any other technical assistance will be subject to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Each of the Parties shall use commercially reasonable efforts to cooperate with the other Party, with any resulting expenses of the cooperating Party to be paid or reimbursed by the other Party, including without limitation providing required documentation, in order to obtain export licenses or exemptions therefrom. Each of the Parties warrants that it will comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect from time to time, and any export laws and regulations of any other country to which such Party may ship any of the Transferred Assets or Lasers made using the Transferred Assets.

12.14 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Coherent and Luna and no other person shall assert any rights as a third party beneficiary hereunder.

12.15 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to “this Agreement” and the words “herein,” “hereof” and words of similar import refer to this Agreement (including Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

12.16 Public Announcements. Neither Coherent, Luna, their respective affiliates, nor the agents and representatives of Coherent, Luna or their affiliates will make any press release or public announcement concerning the existence of this Agreement or the transactions contemplated hereby, except to the extent legally required to do so after consultation with the other Party hereto, or with the prior consent of the other Party hereto.

12.17 Acknowledgement

The Parties each acknowledge that all the terms and conditions in this Agreement have been the subject of active and complete negotiation between the Parties and represent the Parties’ agreement based upon all relevant considerations. The Parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation hereof or thereof.

12.18 Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

Coherent, Inc.		Luna Innovations Incorporated

By:	/s/ John Ambroseo	By:	/s/ Scott A. Graeff
Name:	John Ambroseo	Name:	Scott A. Graeff
Title:	CEO	Title:	Chief Commercialization Officer

SCHEDULES

Schedule 1.1(e)

Clean Room Schedule

[****]

Schedule 1.1(bb)

Licensed Patents

[****]

Schedule 1.1(tt)

Bill of Material for Transferred Lasers

[****]

Schedule 2.1

Transferred Assets

[****]

Schedule 2.2

Excluded Assets

All tools listed in Clean Room Schedule (Schedule 1.1(e)) that are not identified as Luna transfer tools.

Schedule 3.3

Prior License Restrictions

None.

Schedule 7.1(i)

John Ambroseo

Mark Gitin

Hal Jerman

Joe Drake

Scott Miller

Russell Austin